UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2004

Sepracor Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19410	22-2536587
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

84 Waterford Drive Marlborough, MA	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (508) 481-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously reported, on September 17, 2004, Sepracor Inc. (the “Registrant”) entered into a purchase agreement (the “Agreement”) pursuant to which it agreed to sell $500 million in aggregate principal amount of 0% convertible senior subordinated notes due 2024 (the “Notes”) to Morgan Stanley & Co. Incorporated (the “Initial Purchaser”) at a discount of approximately 2.75%.  In connection with the offering of the Notes, the Registrant also agreed to repurchase $99.9 million of its common stock, $.10 par value per share (the “Common Stock”) concurrently with the offering.  The sale of the Notes and the repurchase of the Common Stock closed on September 22, 2004.

Pursuant to the Agreement, the Registrant has also granted to the Initial Purchaser an option to purchase an additional $100 million of Notes within 30 days of the date of the Agreement.

The terms of the Notes are governed by an indenture between the Registrant and the JPMorgan Chase Bank, as trustee of the Notes, dated September 22, 2004 (the “Indenture”).  The Notes are convertible into cash plus, under certain circumstances, shares of Common Stock at a conversion rate of 14.8816 shares of Common Stock per $1,000 principal amount of Notes, which is equal to a conversion price of approximately $67.20 (subject to adjustment).  The Registrant will be obligated to repay the $500 million aggregate principal amount of the Notes in cash on October 15, 2024, the maturity date of the Notes, or earlier if the holders (i) elect to convert their Notes prior to maturity or (ii) require the Registrant to repurchase the Notes, both as further described below.

Holders of the Notes may elect to convert their Notes into cash and, if applicable, shares of Common Stock, prior to maturity only under the following circumstances: (1) during any fiscal quarter beginning after December 31, 2004 if the closing of the sale price of the Common Stock for at least 20 trading days in the 30 consecutive trading days ending on the last day of the preceding fiscal quarter is more than 130% of the conversion price per share of Common Stock on the last day of such quarter; (2) during the five business day period following any five consecutive trading day period in which the trading price per Note on each day of such period is less than 98% of the closing sale price of the Common Stock multiplied by the conversion rate on each such day; (3) upon the occurrence and continuance of specified corporate transactions, as described in the Indenture; and (4) in connection with a transaction or event constituting a fundamental change, as defined in the Indenture.

In addition, holders of the Notes may require us to repurchase the Notes on October 15, 2009, 2014 and 2019 and following a designated event, as defined in the Indenture.

The Notes do not bear interest and have a zero yield to maturity.  The Notes are general unsecured obligations of the Registrant and are subordinated in right of payment to all of the Registrant’s existing and future senior indebtedness.  However, the Notes are senior to the Registrant’s 5% convertible subordinated notes due 2007, 0% Series A convertible senior subordinated notes due 2008 and 0% Series B convertible senior subordinated notes due 2010.

In connection with the offering of the Notes, the Registrant also entered into a registration rights agreement, dated as of September 22, 2004, with the Initial Purchaser of the Notes (the “Registration Rights Agreement”).  Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement on Form S-3 with respect to the Notes and the shares of Common Stock issuable upon conversion of the Notes.  The Registrant will be required to pay holders of Notes liquidated damages if it fails to register the Notes and Common Stock issuable upon conversion of the Notes within, or to keep such registration statement effective during, certain times, specified in the Registration Rights

Agreement.  The Registrant will not, however, pay holders of Notes any liquidated damages on the shares of Common Stock issuable upon conversion of the Notes.

The foregoing descriptions are qualified in their entirety by reference to the Indenture and Registration Rights Agreement, which are attached to this current report on Form 8-K as Exhibits 4.1 and 10.1, respectively.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sepracor Inc.

Date: September 23, 2004	By:	/s/ Robert F. Scumaci
Robert F. Scumaci Executive Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture between the Registrant and the JPMorgan Chase Bank, as trustee, dated September 22, 2004.

10.1	Registration Rights Agreement dated as of September 22, 2004.